EXHIBIT 99.2

Lexington Realty Trust – UNEDITED TRANSCRIPT

Q1 2018 Earnings Call

Company Participants:

T. Wilson Eglin, Chief Executive Officer and President

Patrick Carroll, Chief Financial Officer

Brendan Mullinix, Executive Vice President

Lara Johnson, Executive Vice President

James Dudley, Executive Vice President and Director of Asset Management

Heather Gentry, Senior Vice President of Investor Relations

Operator:

Good morning, and welcome to the Lexington Realty Trust Fourth Quarter 2017 Earnings Conference Call and webcast. (Operator Instructions) Please note, this event is being recorded. I would now like to turn the conference over to Heather Gentry. Please go ahead.

Heather T. Gentry:

Thank you, operator. Welcome to the Lexington Realty Trust First Quarter 2018 Conference Call and webcast. The earnings release was distributed this morning, and both the release and supplemental disclosure package that details this quarter's results are available on our website at www.lxp.com in the Investors section and will be furnished to the SEC on a Form 8-K.

Certain statements made during this conference call regarding future events and expected results may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Lexington believes that these statements are based on reasonable assumptions; however, certain factors and risks, including those included in today's earnings press release and those described in reports that Lexington files with the SEC from time to time, could cause Lexington's actual results to differ materially from those expressed or implied by such statements. Except as required by law, Lexington does not undertake a duty to update any forward-looking statements.

In the earnings press release and supplemental disclosure package, Lexington has reconciled all non-GAAP financial measures to the most directly comparable GAAP measure. Any references in these documents to Adjusted Company FFO refer to Adjusted Company Funds From Operations available to all equityholders and unitholders on a fully diluted basis. Operating performance measures of an individual investment are not intended to be viewed as presenting a numerical measure of Lexington's historical or future financial performance, financial position or cash flows.

On today's conference call, Will Eglin, CEO; Pat Carroll, CFO; and Executive Vice Presidents: Brendan Mullinix, Lara Johnson and James Dudley, will provide commentary around fourth quarter and full year results.

I will now turn the call over to Will.

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T. Wilson Eglin:

Thanks, Heather, and good morning, everyone. Our first quarter 2018 results were solid as we continue to execute on our business plan. Both GAAP and cash rents increased on lease renewals during the quarter. Our portfolio leased percentage remains high, and same-store NOI was slightly up. Revenue from our industrial properties increased to 48% of total revenue during the quarter and now exceeds office revenue. This percentage is up significantly from 25% at the end of 2013.

During the quarter, we disposed of approximately $63 million of primarily office assets. We remain highly motivated to reduce our exposure to suburban office and continue to explore various ways to accomplish this most efficiently. Our objective is to best maximize the value of our office portfolio while investor demand for yield-producing product continues to be strong. Despite some dilution to current cash flow, we believe that having a more favorable risk-adjusted longer-term growth profile is worth the trade-off as we continue to add more industrial product to our portfolio and dispose of non-core assets. We intend to use disposition proceeds to fund new industrial investments, retire debt and fund share repurchases when appropriate.

During the quarter, we took the opportunity to repurchase approximately 800,000 common shares, and as of March 31st, we have approximately 5.8 million shares available for repurchase under our current authorization.

Subsequent to the quarter, we acquired two industrial assets located in an industrial submarket of Memphis for $93 million. While the investment environment remains competitive for industrial assets, we are currently reviewing a number of investments that are consistent with our strategy. We continue to favor Class A easily-repurposed facilities in secondary industrial markets that are located close to highways and main transportation hubs as well as properties subject to below-market leases.

Our balance sheet remains strong. Leverage was 6.1x net debt to adjusted EBITDA at the end of the quarter and over 74% of the portfolio is now unencumbered, bringing our unsecured debt to unsecured NOI leverage to just 5.6x. I mentioned on our last call, that we may finance some of our office properties with secured debt, but we currently favor dispositions as an alternative to encumbering assets. I will now turn the call over to Brendan, to discuss investments.

Brendan Mullinix:

Thanks, Will. During the first quarter, we continue to pursue industrial investments and are currently reviewing several hundred million dollars of potential new opportunities. As we highlighted on last quarter's call, build-to-suits are becoming more active again, although our current pipeline predominantly consists of direct purchases. Subsequent to the quarter, in the beginning of April, we closed on a two-property industrial transaction in an industrial submarket of Memphis for approximately $93 million. The properties, which reside in two different industrial parks in Olive Branch, Mississippi, have a weighted-average lease term of approximately seven years. The first property, which was completed in early 2017, is a 716,000 square foot Class A distribution warehouse net leased for 11 years to Sephora. The property is expandable by 176,000 square feet and contains sufficient land area for added employee and trailer parking as needed. The second property is a 1.2 million square foot distribution center net leased to Hamilton Beach for three years. While we have not historically acquired properties with leases under five years, the asset is a very functional, generic distribution warehouse in a well-located industrial submarket. We believe the rent to be below market and that there is a high likely that Hamilton Beach renews. We still favor properties with longer lease terms as part of our larger overall investment strategy, but if we find a property that we believe will be a good fit for our portfolio, we will make an exception, like in this case, where the price per square foot is a good value and the property is fungible for use. I'll now turn the call over to Lara to discuss dispositions.

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Lara Johnson:

Thanks, Brendan. We disposed $63 million of assets during the first quarter at average GAAP and cash cap rates of 8.6% and 8.4%, respectively. This included four office buildings with leases under ten years, a recently vacated retail store and a small industrial asset. Our current disposition program of $250 million to $300 million, which includes a mix of office and other non-core assets with a heavy emphasis on office sales, is well underway. We are currently marketing or in active discussions with buyers for dispositions that would potentially allow us to exceed our dispositions guidance for the year. Timing of sales will vary, but we would expect the majority of the sales to close in latter part of the year.

As we intensify our efforts to reduce our office exposure, we have expanded our focus to include sales of both short and long-term leased office assets. We are committed to extracting value from the office portion of our portfolio by accessing buyer capital sources best suited to the various property profiles within portfolio. We look forward to providing more details as this endeavor progresses. With that, I'll turn the call over to James, who will provide an updates on leasing.

James Dudley:

Thanks, Lara. During the quarter, we leased approximately 210,000 square feet of space, increasing both GAAP and cash rents to 4% and 3% and a 4%, respectively, on 134,000 square feet of lease extensions. We have just 4.2% of leases expiring in 2018 after the progress we made in 2017 and year-to-date. Our portfolio was 97.2% leased at quarter end with a weighted-average lease term of 8.9 years. The decrease in our leased portfolio and weighted average lease term, compared to last quarter, was driven mostly by the Sears vacancy in our 780,000 square foot Memphis, Tennessee warehouse.

Subsequent to quarter end, Nissan signed a lease for 43,000 square feet of space in our Irving, Texas office property, in which they now occupy a 100% of the building. This was a positive outcome for the property as it did not require any downtime, the net rent increased and the property became a single-tenant asset again.

Regarding 2018 office expirations, we are in final negotiations with Huntington Ingalls in Pascagoula, Mississippi for a five-year extension. We continue to market for sale or lease our property leased to 3M through the end of June 2018, and our Overland Park, Kansas office property currently leased to Swiss Re through the end of 2018. We still remain in negotiations with FedEx, whose lease expires in June 2019, and now expect the most likely outcome for this asset will be a sale to FedEx.

On the industrial side, we continue to market for lease or sale our facilities in Duncan, South Carolina, Henderson, North Carolina and Plymouth, Indiana, all whose leases expire in the latter part of this year. We remain optimistic on favorable sales or leasing outcomes for these properties given the long-lead time and strong demand for industrial properties. I will now turn the call over to Pat, will discuss financial results.

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Patrick Carroll:

Thanks, James. Gross revenues for the first quarter were $103 million compared with gross revenues of $96 million for the same time period in 2017. The increase in revenue was primarily the result of additional revenue generated from property acquisitions and new leases.

We had a net loss attributable to common shareholders for the quarter of $16 million, or $0.07 per diluted common share, compared to net income attributable to common shareholders of approximately $40 million, or $0.17 per diluted common share, for the same time period in 2017. The delta between quarters relates primarily to the timing of gains on sales and impairment charges taken on properties. Currently, the 2018 guidance for net income attributable to common shareholders is a range between $0.54 to $0.57 per diluted common share. This range is subject to change throughout the year.

During the quarter, we recognized $53 million of impairment charges and $23 million of gains related to property sales. The impairment charges were primarily attributable to two properties. We took a $25 million impairment charge on our FedEx office facility in Memphis, Tennessee, and wrote the asset down to its estimated fair value of approximately $50 million. Additionally, we took an $80 million impairment on our office property in Overland Park, Kansas, leased to Swiss Re through December 2018. The property is encumbered by a $33 million nonrecourse mortgage, which matures in May 2019, and we wrote the asset down to its estimated fair value of approximately $13 million.

Adjusted company FFO for the quarter was $62 million, or $0.25 per diluted common share, compared to $58 million, or $0.23 per diluted common share, for the same time period in 2017. The increase relates primarily to new acquisitions coming online as well as new leases. Our current Adjusted Company FFO payout ratio is 71%.

Same-store NOI for the quarter was approximately $75 million, up 0.2% when compared to the first quarter of 2017. Same-store percentage leased at the end of quarter was 96.5%, compared to 98.7% for the same time period in 2017. The decrease was primarily the result of the vacancy in our Memphis warehouse, which was previously leased to Sears.

Property operating expenses were $11.5 million, slightly lower than for the same time period in 2017. Leasing costs and tenant improvements were approximately $6.5 million during the quarter. We are budgeting approximately $19 million for these costs in 2018, although this amount could change as we address future leasing expirations and dispositions.

G&A expenses were approximately $9 million for the quarter. G&A for the first quarter included modest severance charges and annual board fees, which we always expense entirely in the first quarter. Our 2018 G&A budget is expected to be approximately $32 million. We continue to work towards simplifying our operations with a focus on lowering operating costs.

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Moving on to the balance sheet, at quarter end, we had $98 million of cash, including cash classified as restricted. Additionally, our consolidated debt outstanding was approximately $2 billion with a weighted-average interest rate of approximately 3.8% and a weighted-average term of just under 7 years.

Fixed charge coverage at the end of the quarter was approximately 2.8x and leverage decreased to 6.1x net debt to Adjusted EBITDA compared to 6.4x net debt to Adjusted EBITDA last quarter. During the quarter, we repaid $60 million on our revolving credit facility to end the quarter with $100 million outstanding a total of $405 million available.

At quarter end, we had outstanding mortgage debt of $690 million, with a weighted average interest rate of 4.6% and a weighted-average term of slightly over 10 years. Our unencumbered asset base was approximately $3.4 billion at the end of the quarter, which represented approximately 74% of our NOI as of March 31, 2018.

Now I'll turn the call back over to Will.

T. Wilson Eglin:

Thanks, Pat . Operator, I have no further comments at this time, so we are ready for you to conduct the question-and-answer portion of the call.

Operator

(Operator Instructions) The first question will come from Sheila McGrath of Evercore ISI.

Sheila McGrath:

Will, I was just wondering if you can give us your thoughts on accelerating the dispositions in office to more quickly moving the portfolio shift to industrial? And, how should we think about disposition volumes and cap rates for the year?

T. Wilson Eglin:

Sure. I think when we started the year, we gave guidance to about $250 million to $300 million of dispositions in mainly in office. So, with what we transacted in the first quarter, we were sort of right on schedule and second quarter would be I think about the same. With that said, we have good visibility on finishing our guidance earlier than we thought in the context of the whole year. And, as we've said, we do have an interest in going above and beyond that and speeding up the transition towards becoming more of a pure play on industrial. We don't have anything to say in terms of what dollar volume that may be as the year progresses, but we are working very hard on some transactions that could very well allow us to exceed guidance and, hopefully, next quarter we'll have some clarification on that.

In terms of overall cap rate, since we are moving beyond just trying to sell some of our shorter lease office assets and considering longer lease assets are, I think the cap rate range will probably tighten as the year progresses. We've indicated that on a cash basis, we'd be in sort of 7.5 to 8.25 area and for sure some of our office buildings can be transacted at sub 7.5.

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Sheila McGrath:

Okay. Thank you. As a follow-up, on the industrial that you purchased after the end of the quarter, I was wondering if you could give us a little bit more detail, who was the seller? Describe the expansion opportunity in a little more detail and the cap rates on that?

Brendan Mullinix:

One of the terms of the sale was that we agreed with the seller that we would not disclose the identity of the seller or the cap rates. So, unfortunately, we can’t respond directly to those questions. The Sephora property does have the expansion that was noted in my prepared remarks, which would include an extension of the lease potentially depending on the remaining term of the lease and also an opportunity to enhance the yield.

Sheila McGrath:

Brendan, maybe you could just describe what the competition was. Was it a little bit more limited, because they wanted to sell the buildings together and so it's a higher purchase price? Just how was the competition for that purchase?

Brendan Mullinix:

Yes, that would be fair to say that it was not broadly marketed.

Sheila McGrath:

Okay, thank you.

Operator:

The next question is from Craig Mailman of KeyBank.

Laura Dickson:

Hi everyone, this is a Laura Dickson here as Craig. So, afollow-up on Sheila's question. Can you give us the pro forma, like, percent of industrial annualized base rents following the acquisition of these two assets?

Patrick Carroll:

On a proforma basis, I actually don’t have it in front of me, but the cash rents were about on an annual basis about $5 million.

Laura Dickson:

For both of them? Okay, and not sure I missed this, but given – oh sorry -- but with the acquisition activity, do you have an assumption for 2018 investment activity in guidance?

T. Wilson Eglin:

What we said in our guidance earlier was that basically, the difference between the upper end of the range and the lower end of the range depended on whether we would be utilizing disposition proceeds for acquisitions or simply deleveraging. So this acquisition is – right – absorbs a piece of our disposition guidance. There's one transaction that we're looking at of about $40 million that we think could make, but beyond that, I don't have any further visibility on acquisition activity.

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Laura Dickson:

Okay, and then, just wanted to ask about the Clayco joint venture, an update on that?

Brendan Mullinix:

On the Clayco joint venture, we're continuing to get started with the buildout of the infrastructure. Looks like the demand in the market is still strong. There's about currently 16 users that are interested in build-to-suit opportunities of 250,000 or greater and about nine of those are sizes of 500,000 or greater. So, we are currently responding to RFPs.

Laura Dickson:

Okay, great. Thank you.

Operator:

The next question comes from John Guinee of Stifel.

John Guinee:

Great. Okay. First question, obviously, dispositions can go to de-lever, they can go to asset acquisitions or they can go to share repurchases, obviously, very reluctant to do share repurchases. But a related question on that, have you thought about just cutting the dividend? And if cut the dividend, how far could you cut it?

T. Wilson Eglin:

We haven't thought about cutting the dividend. But, we are over distributing right now relation to our taxable income, if that's your question.

John Guinee:

Well, it just seems as if you try to morph into becoming an industrial REIT, you're just being restricted by a very, very large payout and very little retention of cash because of the dividend and I'm not sure if the stock would go down if you cut it to the minimum.

T. Wilson Eglin:

I agree that in our trading price, right now, we don't seem to be getting much value for the dividend that we're paying. And, obviously, selling off and us investing in industrial is dilutive to cash flow, although, a lot of the Capex comes out of our cash flow as well. So, we think that in spite of the dilution, there is value for shareholders in continuing to make that shift. But, I think it's premature right now to think about what the distribution might be in context transition all the way to industrial, which would be still a pretty time-consuming process.

John Guinee:

And then second question, someone -- I didn't catch the name of the person who did this, but went through the '18 and '19 maturities, and if you could highlight those again. And then also, on FedEx, if you essentially sell it to FedEx at $50 million, what's essentially the implied cap rate on that sale? If I'm doing the math right, it looks like you've got about $7.1 million of net income.

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T. Wilson Eglin:

Yes. So, in that calculation that's a high cap rate. But, a building that is of that age, to be able to sell it for $100 a foot, we think is good value for us given the short-term nature of the building and its age.

John Guinee:

Oh no, I'm just thinking about for modeling purposes. Okay, so you mentioned that's a 14 cap going out the door when you sell it to FedEx. Is that an '18 or '19 event?

T. Wilson Eglin:

Right now we contemplate it to be '18 event.

John Guinee:

And then Swiss Re goes back to the lender at $33 million the end of this year?

T. Wilson Eglin:

In all likelihood, yes.

John Guinee:

And, how about the other building in Kansas City, that other Swiss Re building?

T. Wilson Eglin:

We believe the likely outcome there is similar and that is the conveyance to the lender.

John Guinee:

Okay, and did you mention Owens Corning in Ohio?

James Dudley:

Owens Corning has short-term lease extensions and we expect that they'll extend again like they've done previously.

John Guinee:

Okay, great. Thank you very much.

Operator:

[Operator Instructions] The next question is from John Massocca of Ladenburg Thalmann. Please go ahead.

John Massocca:

Hi guys good morning. Any update on the Sears situation? It seems like you were going to fight their definition of the lease that allowed them to vacate. Has that changed at all?

Patrick Carroll:

The answer is it hasn’t changed. However, we took the conservative approach. We did take an impairment charge last year, and we are now showing the property as vacant, because they have moved out. But, we are pursuing them in a legal action.

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John Massocca:

Understood. And, then it’s a bit smaller in the office but the industrial assets for the tenants that are not going to renew at the end of the year here in 2018, what's your thought process there on selling versus trying to release those assets?

James Dudley:

Well, I think our experience has been in some of these scenarios, we have user buyers that come along and want to overpay us for industrial property or pay us a very competitive amount. So, in those circumstances, we'd be inclined to sell the assets. But, we're also open to leasing. So, I think it's going to be a mixed bag of outcomes for the asset that have the vacancies upcoming this year, because you'll see some leasing and some sales.

John Massocca:

And, relative to where you're able to acquire industrial in the market today, would that potentially be accretive or is that kind of going to be a wash if you sell the assets?

T. Wilson Eglin:

It's a wash. Again, there will be different outcomes for different assets, but I view it as a wash.

John Massocca:

Okay, and then you mentioned your focus was shifting away from putting mortgage debt on office assets and more towards the disposition front. Is that because you're seeing any pushback from lenders in terms of LTVs? Or is that market is still...

T. Wilson Eglin:

If anything it's the other way that the financing is so good that we think it might support disposition activity at very good values for us.

John Massocca:

Essentially because other people are getting such good LTVs you think you can sell at attractive rates?

T. Wilson Eglin:

Yes, that was what made us shift our thinking about it.

John Massocca:

Okay, that’s it for me. Thank you guys very much.

Operator:

You're next question is from John Peterson of Jefferies. Please go ahead.

Jonathan Petersen:

Great. Thank. So, just curious as you shift towards industrial and we think about kind of valuing your portfolio, there's obviously been a couple of large transactions recently, Gramercy a couple of days ago, looks like the cap rate there was a low 6% and then we saw DCT was obviously, much lower than that, but I was just kind of curious as you think about the quality of your industrial portfolio versus some of these ones that are sold, maybe specifically thinking about Gramercy. How do you think your quality stacks up versus those comps?

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T. Wilson Eglin:

Yes, we view the Gramercy industrial portfolio as most comparable to ours. So, our sort of, quick math is that piece of the transaction was valued at about 5.6% for Gramercy's industrial, which I thought was a very good data point for us and for interested parties trying to underwrite NAV.

Jonathan Petersen:

Do you see those this rise in M&A activity moving over to the office side and as you think about shifting to industrial, is there an opportunity for a larger, kind of, onetime portfolio transaction to reduce your exposure to office?

T. Wilson Eglin:

I think in this market there is the potential for that. Time will tell, but there's a lot of capital on the sidelines looking to be invested. And, if we have a chance to take advantage of that opportunity, its definitely something we'll be exporting.

Jonathan Petersen:

Okay, thank you for the color.

Operator:

The next question is a follow-up from John Guinee of Stifel. Please go ahead.

John Guinee:

Great. Just recite again which move outs you expect on the industrial portfolio?

James Dudley:

Sure, well there's actually been a little bit of a change. We though that there was a certain move out for our property in Duncan South Carolina but we are back in discussions with the tenant. So, it's unknown if for sure they're going to move out. Henderson, the Staples property, we know they're moving out. And, then the Plymouth, Indiana property, we know they're moving out.

John Guinee:

Okay, and then the back of the envelope, it looks like Sears and Memphis was only paying $2 of foot, is that an annual number?

James Dudley:

It was $2.04 a foot.

John Guinee:

And, what do you think the market is for that particular asset? Or, is it functionally challenged.

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James Dudley:

It's functionally challenged. And, we're not exactly sure what it leases for at point. We've just kind of started that process.

Patrick Carroll:

Our base in the asset is $1.8 million.

John Guinee:

But you don't know what it would lease for?

James Dudley:

It’s a challenging asset. So, we're trying to feel out for the market for exactly what the value is for it.

John Guinee:

Okay, thanks.

Operator:

[Operator instructions] The next question is a follow-up from Sheila McGrath of Evercore. Please go ahead.

Sheila McGrath:

Yes, I was wondering, Will, if you could give us how you think the portfolio distribution will be by year-end, not assuming any major unforeseen portfolio sales or acquisitions, but just kind of on the current plan, what the mix might look like?

T. Wilson Eglin:

I think if we just execute the guidance that we laid out earlier in the year, and used the proceeds to purchase industrial, the NOI shifts more towards mid-50s from industrial and mid-40s-ish for office. We have our eye on transforming the portfolio more than that. But, I think we'd just update market participants as we have visibility on that.

Sheila McGrath:

Okay, and a second question is the AFFO payout ratio when looking versus the sector is reasonably conservative. I'm just wondering how -- what your thoughts are on dividend increases or given the portfolio shift if you'll just – your thought is maintain in the near term?

T. Wilson Eglin:

Yes, I mean given the fact that we're not getting much value for the current level of dividend, we don't have it in our mind to increase it. I think we're going to focus on changing the portfolio and improving its quality and changing the composition of the portfolio so there's not so much capex around sustaining occupancy in office.

Sheila McGrath:

Okay, thank you.

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Operator:

This concludes our question-and-answer session. I would like to turn the conference back over to Will Eglin for closing remarks.

T. Wilson Eglin:

Well, thanks again for to all of you for joining us this morning. We appreciate your continued participation and support. If you would like to receive our quarterly supplemental package, please contact question, or you can find additional information on the company on our website at www.lxp.com. And, in addition, as always, you may contact me or the other members of our senior management team with any question's. Thanks again, and have a great day.

Operator:

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

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